Exhibit 99.2
INDEX

Introduction to Pro Forma Combined Financial Statements	F-13
Pro Forma Combined Balance Sheet	F-14
Pro Forma Combined Statement of Operations	F-15
Notes to Pro Forma Combined Financial Statements	F-16

BELL INDUSTRIES, INC.
INTRODUCTION TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)
The following unaudited pro forma combined financial statements give effect to the combination of Bell Industries, Inc. (the “Company”) with SkyTel, which was acquired by the Company effective January 31, 2007. The pro forma combined financial statements are based upon the historical financial statements of the Company and SkyTel and the estimates and assumptions set forth below and in the notes to the pro forma combined financial statements.
The pro forma combined balance sheet gives effect to the combination of the Company with SkyTel as if the acquisition had occurred on the Company’s latest balance sheet date, December 31, 2006.
The pro forma combined statement of operations for the year ended December 31, 2006 gives effect to the acquisition of SkyTel as if the acquisition had been made on January 1, 2006. The pro forma combined statement of operations for the year ended December 31, 2006 includes the audited financial information of the Company for the year ended December 31, 2006 and the audited statement of revenues and direct expenses of SkyTel for the year ended December 31, 2006.
The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent the results that the Company would have obtained had the acquisition of SkyTel occurred at the beginning of the period, as assumed, or the future results of the Company. The pro forma combined financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto filed on Form 10-K and the audited financial information of SkyTel included elsewhere is this Form 8-K.

BELL INDUSTRIES, INC.
PRO FORMA COMBINED BALANCE SHEET
DECEMBER 31, 2006
($ in 000s)
(Unaudited)

	Bell		Pro Forma		Pro Forma
	Industries, Inc.	SkyTel	Adjustments		Combined
Assets

Current Assets:

Cash and cash equivalents	$3,637		$(3,637	)(a)	$—

Accounts receivable, net	16,835	16,001			32,836

Inventories	9,548	1,755			11,303

Prepaid expenses and other current assets	2,761	3,258			6,019

Total current assets	32,781	21,014	(3,637)		50,158

Fixed assets, net	3,553	29,406	(10,469	)(a)	22,490

Intangible assets, net		5,578	(873	)(a)	4,705

Other assets	1,641				1,641

Acquisition deposit	3,450		(3,450	)(a)	—

Acquisition related costs	1,689		(1,689	)(a)	—

Total assets	$43,114	$55,998	$(20,118)		$78,994

Liabilities and Stockholders’ Equity
Current liabilities:

Floor plan payables	$213				$213

Accounts payable	12,419	786			13,205

Accrued payroll	1,922				1,922

Accrued liabilities	6,684	1,407			8,091

Deferred revenue		7,556			7,556

Total current liabilities	21,238	9,749	—		30,987

Bank credit facility			15,957	(a)	15,957

Convertible Notes			10,000	(a)	8,215

			(1,785	)(b)

Deferred compensation, environmental matters and other	3,622	174	625	(b)	4,421

Total liabilities	24,860	9,923	24,797		59,580

Stockholders’ equity:
Common stock	33,400				33,400

Accumulated deficit	(15,421)		1,785	(b)	(14,261)
			(625	)(b)

Accumulated other comprehensive income	275				275

Equity of acquired business		46,075	(46,075	)(a)	—

Total stockholders’ equity	18,254	46,075	(44,915)		19,414

Total liabilities and stockholders’ equity	$43,114	$55,998	$(20,118)		$78,994

BELL INDUSTRIES, INC.
PRO FORMA COMBINED STATEMENT OF OPERATIONS
DECEMBER 31, 2006
($ in 000s)
(Unaudited)

	Bell		Pro Forma		Pro Forma
	Industries, Inc.	SkyTel	Adjustments		Combined
Revenues
Products	$88,220				$88,220
Services	32,076	$117,719			149,795

Total revenues	120,296	117,719	—		238,015

Costs and expenses
Cost of products sold	71,872	5,329			77,201
Cost of services provided	26,260	64,307	13,897	(a)	104,464

Selling and administrative	30,969	19,519	2,506	(b)	54,213
			566	(c)
			653	(d)

Depreciation and amortization	1,237	5,900			7,137
Interest (income) expense, net	(456)		456	(e)	2,415
			2,236	(f)
			179	(g)

Total costs and expenses	129,882	95,055	18,078		245,430

Income (loss) from continuing operations before income taxes	(9,586)	22,664	(18,078)		(7,415)
Provision for (benefit from) income taxes	(2,222)		(373	)(h)	(2,595)

Income (loss) from continuing operations	$(7,364)	$22,664	$(17,705)		$(4,820)

Weighted averages shares outstanding	8,568				8,568
Income (loss) from continuing operations per share	$(0.86)				$(0.56)

BELL INDUSTRIES, INC.
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
(UNAUDITED)
1.   UNAUDITED PRO FORMA BALANCE SHEET ADJUSTMENTS
(a)	Adjustment to reflect purchase accounting entries related to initial purchase price of $23 million plus working capital adjustment of $7.0 million and deal costs of approximately $4.7 million. Asset values are based upon a FAS 141 valuation performed as of the acquisition date. As a result of the asset valuations, the net assets acquired were in excess of the aggregate purchase price and therefore, the fixed assets and intangible assets were written down on a pro rata basis. Note that the purchase price was partially funded via a deposit of $3.45 million paid when the acquisition agreement was signed in November 2006, which was on the Bell balance sheet at December 31, 2006, the use of the remaining cash balance, the issuance of $10 million in convertible notes and borrowings of approximately $16 million under the Company’s asset based credit facility.

(b)	Adjustment to record beneficial conversion feature related to issuance of convertible notes with a conversion rate of $3.81 per share when the market price at date of issuance was $4.49 per share, using an effective income tax rate of 35%.
2.   UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS ADJUSTMENTS
(a)	Adjustment to reflect the cost of third party telecommunications services since the costs reflected by SkyTel are based upon a cost allocation from Verizon and are at reduced rates from those the Company will pay after the closing of the transaction.

(b)	Adjustment to reflect the cost of facilities based upon post acquisition lease rates since prior to the acquisition these facilities were shared with Verizon and no costs were allocated to SkyTel by Verizon.

(c)	Adjustment to reflect the cost of liability and other customary insurance coverages based upon post acquisition insurance rates as prior to the acquisition these costs were not allocated to SkyTel by Verizon.

(d)	Adjustment to reflect the cost of additional general and administrative staff required to be added by the Company after the acquisition for services such as legal, accounting and human resources as prior to the acquisition these functions were performed by Verizon and no costs were allocated to SkyTel by Verizon.

(e)	Adjustment to reflect the elimination of interest income since excess cash was used to fund a portion of the purchase price.

(f)	Adjustment to reflect interest on debt issued to fund the acquisition of SkyTel including the convertible notes at 8% and the asset based credit facility at 9% (prime rate of 8.25% plus .75%)

(g)	Adjustment to record charge for beneficial conversion feature related to issuance of convertible notes with a conversion rate of $3.81 per share when the market price at date of issuance was $4.49 per share.

(h)	Adjustment to reflect income tax benefit at 35%.

F-16